Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL ANNOUNCES

ACQUISITION OF MOUNTAIN UNION

May 8, 2006 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that a wholly owned subsidiary of Crown Castle has entered into a definitive agreement to acquire all of the outstanding equity interests of privately-held Mountain Union Telecom, LLC (“Mountain Union”) for approximately $309 million in cash reduced by outstanding indebtedness of Mountain Union. Mountain Union’s assets at closing are expected to include 468 completed sites as well as 79 towers in various stages of development.

“We continue to invest in opportunities we believe will drive long-term shareholder value,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. “We remain focused on investing in opportunities that we believe will maximize long-term recurring cash flow per share.”

“Since its inception in 1999, Mountain Union has focused on the acquisition and development of towers in well populated and difficult to zone areas where there is robust wireless carrier demand and activity,” stated David E. Weisman, President and Chief Executive Officer of Mountain Union. “I believe that the sale of Mountain Union to Crown Castle is an excellent fit with Crown Castle’s existing tower assets.”

Crown Castle’s acquisition of Mountain Union is expected to close on or about July 1, 2006. At closing, Mountain Union’s completed sites are expected to produce approximately $26 million in annualized site rental revenue, over 92% of which is derived from wireless telephony, broadcast, and government tenants, and approximately $18.2 million in annualized site rental gross margin. The average age of the completed sites in the portfolio is 4.6 years with concentrations in key markets such as Puerto Rico, Los Angeles, Denver, Phoenix and Las Vegas.

News Release continued:

Crown Castle expects to utilize borrowings under a contemplated credit facility to acquire the Mountain Union equity interests and pay off the outstanding indebtedness of Mountain Union. Crown Castle expects the impact to its 2006 recurring cash flow (defined as Adjusted EBITDA less interest expense less sustaining capital expenditures) from the acquisition of the Mountain Union to initially be a minimal decrease given the expected increase in interest expense from additional borrowings.

At the expected closing date, Crown Castle will acquire over 98% of the outstanding equity interest of Mountain Union for approximately $304 million and will have a right to call the remaining equity interest for approximately $5 million commencing in 2007.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 U.S. markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Mountain Union Telecom, LLC is headquartered in Alexandria, Virginia and operates regional offices located in Puerto Rico, California, Las Vegas, Nevada, Denver, Colorado and Pennsylvania. Its principal investor is Toronto Dominion Capital (U.S.A.) Inc. together with several other private equity investment groups. Mountain Union is being advised by TD Securities (USA), LLC in the Transaction. For more information on Mountain Union, please visit www.mountainuniontelecom.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to plans, projections and estimates regarding (i) our capital investments, including the availability and type of investments and the impact of and return on our investments, (ii) the acquisition, timing, closing and funding of the Mountain Union acquisition, (iii) the entry into a new credit facility and the use of proceeds and (iv) the impact of the Mountain Union acquisition on site rental revenues, site rental gross margins, recurring cash flow and financial results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.